FOR IMMEDIATE RELEASE	NEWS

March 17, 2006	OTCBB: LFLT

LEGRAND HART PUBLIC RELATIONS, INC. NAMED AGENCY OF RECORD FOR LIFELINE THERAPEUTICS, INC.

DENVER, Colorado — Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, today announced that the Company has selected LeGrand Hart Public Relations to lead a comprehensive, national public relations campaign and to provide media relations support, strategy and implementation.

“The company’s marketing initiatives will also include a national education campaign concerning Protandim® and its science, undertaking sponsorships to increase brand name awareness, and personal endorsements, just to name a few,” said Stephen K. Onody, Chief Executive Officer of Lifeline. LeGrand Hart’s proven track record with companies like Orange Glo International, Space Imaging/GeoEye, Lefthand Networks and others makes them an ideal, results-driven partner for Lifeline. LeGrand Hart will play a key role as we expand our ecommerce, print, and radio advertising in media outlets such as:

The New York Times,

USA Today,

Newsweek,

Wall Street Journal,

Men’s Health,

Men’s Fitness, and

Prevention magazines.

Additionally, they will address innovative and evolving approaches to consumers such as Buzz Marketing.”

“We are thrilled to be working with Lifeline during this important time of growth for the company,” said Donna Crafton, Director of LeGrand Hart’s Consumer Practice. “The corporate and scientific leadership they have amassed will redefine the integrative medicine movement and we’re confident we can play a key role in establishing this client as an evolution brand within this evolving category.”

About LeGrand Hart Public Relations

LeGrand Hart has been recognized as one of the nation’s leading boutique public relations firms for its compelling track record in marketing and public relations strategy. The firm distinguishes itself by serving not an industry, but a cycle of business. Its clients are Evolution Brandssm – organizations in transition or growth mode, in which market-positioning strategies are critical to success. LeGrand Hart has positioned new products and new business models for clients ranging from consumer products to emerging technologies. For more information, visit www.legrandhart.com.

About Lifeline Therapeutics

Lifeline Therapeutics, Inc. markets Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Protandim® product website at http://www.protandim.com.

Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO	Telephone:	720-488-1711
Gerald J. Houston, CFO	Fax:	303-565-8700